Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

State of
Name of Subsidiary	Incorporation or Organization
Schlotzsky’s Real Estate, Inc.	Texas
Schlotzsky’s Restaurants, Inc.	Texas
Schlotzsky’s Brands, Inc.	Texas
DFW Restaurant Transfer Corp.	Texas
56th & 6th, Inc.	Texas
Schlotzsky’s Brand Products, LP	Texas
RAD Acquisition Corp.	Texas
Schlotzsky’s Lender, LLC	Delaware
Schlotzsky’s Franchisor, LLC	Delaware
Schlotzsky’s Franchise Operations, LLC	Delaware
Schlotzsky’s Brand Products, LLC	Delaware
San Felipe, LLC	Texas
Schlotzsky's Brands I, LLC	Delaware